Exhibit 10.1

March 25, 2011

Dear Sirs:

Re:	Generex Biotechnology Corporation Securities Purchase Agreement dated January 24, 2011

We make reference to the Securities Purchase Agreement (the “Agreement”) dated January 24, 2011 between Generex Biotechnology Corporation (the “Company”) and each of the addressees (severally) to this letter (collectively, the “Purchasers”).

The Company hereby acknowledges and agrees that the definition of the term “Subsequent Closing Option Date” in the Agreement is hereby amended by extending such date from March 25, 2011 to April 25, 2011.  Accordingly, the Purchasers’ option to purchase an additional aggregate $3,000,000 of Shares and Warrants at the Per Share Purchase Price (as those capitalized terms are defined in the Agreement) is exercisable through April 25, 2011.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher

Mark A. Fletcher,
Interim President & Chief Executive Officer